===================================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

ABERDENE MINES LIMITED
(Exact name of registrant as specified in charter.)

NEVADA	88-0454792
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

101 Convention Center
Suite 700
Las Vegas NV 89109
(702) 873-3488
(Address and telephone of executive offices, including zip code.)

ABERDENE MINES LIMITED
2004 NONQUALIFIED STOCK OPTION PLAN

Brent Jardine
101 Convention Center
Suite 700
Las Vegas NV 89109
(702) 873-3488
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

====================================================================================

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Aggregate Proposed	Proposed Maximum	Amount of
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Registration
Registered	Registered	Price per Unit/Share	Price [1]	Fee [1]

Common Shares,	1,000,000	$2.65	$2,650,000	$335.76
$0.00001 par value,
issuable upon exercise
of stock options by
Grantees

Totals	1,000,000	$2.65	$2,650,000	$335.76

[1]   Based upon the mean between the closing bid and ask prices for common shares on June 17, 2004, in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.       INCORPORATION OF DOCCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration Statement, and made apart hereof:

(a)   The registrant's annual report on Form 10-KSB, for the fiscal year ended June 30, 2003.

(b)   All other reports filed pursuant to section 13 of the Securities Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

ITEM 4.       DESCRIPTION OF SECURITIES.

Common Stock.

Our authorized capital consists of 100,000,000 shares of $0.00001 par value common stock.

As of June 17, 2004, seventy-one million, two hundred thrity-four thousand, eight hundred fourteen (71,234,814) shares of common stock are issued and outstanding. Fifty million, six hundred ninety-nine thousand, nine hundred ninety-eight (50,699,998) shares are restricted securities as that term is defined in Reg. 144 of the Securities Act of 1933, as amended (the "Act") and twenty million, five hundred thirty-four thousand, eight hundred sixteen (20,534,816) shares are freely tradeable without restriction or further registration under Act except for shares owned by existing "affiliates," which may be subject to the limitations of Reg. 144 promulgated under the Act.

In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Commission. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All common shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

Upon liquidation, dissolution or winding up, our assets, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any or our securities and have no right to require us to redeem or purchase their shares. The shares of common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No cash dividend has been paid on the common stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 98119 is our transfer agent. Its telephone number is (702) 361-3033.

ITEM 5.       INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes and certain provisions of the our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

ITEM 7.       EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.       EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-35586 on March 26, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1	Casino 1 Claim.
10.2	Casino 2 Claim.
10.3	Casino 3 Claim.
10.4	Casino 4 Claim.
10.5	Casino 5 Claim.
10.6	Casino 6 Claim.
10.7	Statement of Trustee.
23.1	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

The following Exhibits are incorporated herein by reference from the Registrant's Amended Form 8-K Registration Statement filed with the Securities and Exchange Commission, on November 5, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

16.1	Letter from Williams & Webster, P.S.

The following Exhibits are incorporated herein by reference form the Registrant's Form 10-KSB Annual Report filed with the Securities and Exchange Commission, on August 26, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

14.1	Code of Ethics
99.1	Audit Committee Charter
99.2	Disclosure Committee Charter

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on January 30, 2004. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.1	Letter of Intent

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on February 10, 2004. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

99.1	Stock Purchase Agreement

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on February 20, 2004. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.1	Letter of Intent

The following Exhibits are incorporated herein by reference from the Registrant=s Form 8-K Registration Statement filed with the Securities and Exchange Commission, on April 8, 2004. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.1	Property Option Agreement

The following documents are incorporated herein:

Exhibit No.	Description
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	2004 Nonqualified Stock Option Plan.
23.1	Consent of Manning Elliott, Chartered Accountants
23.2	Consent of Williams & Webster, CPA's
23.3	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.       UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 17th day of June, 2004.

ABERDENE MINES LIMITED a Nevada corporation
By:	/s/ Brent Jardine
Brent Jardine, President, Principal Executive Officer and a member of the Board of Directors
By:	/s/ Cameron Reynolds
Cameron Reynolds, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the Registrant and in the capacities.

Signatures	Title	Date

/s/ Brent Jardine Brent Jardine	President, Principal Executive Officer and a member of the Board of Directors	June 17, 2004

______________________ Robert Weicker	Vice-President of Exploration, Senior Geologist and a member of the Board of Directors	June ___, 2004

/s/ Cameron Reynolds Cameron Reynolds	Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors	June 17, 2004

/s/ Tim Hipsher Tim Hipsher	Secretary and a member of the Board of Directors	June 17, 2004